RESTRICTED STOCK AWARD AGREEMENT
UNDER THE CAMDEN NATIONAL CORPORATION
2022 EQUITY AND INCENTIVE PLAN

Name of Grantee:
No. of Shares:
Grant Date:

Pursuant to the Camden National Corporation 2022 Equity and Incentive Plan (the “Plan”), Camden National Corporation (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the grantee named above (the “Grantee”). Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless the Grantee shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement.
2.Rights of Stockholder, Voting, Dividends. Upon the issuance of the shares of Restricted Stock hereunder, the Grantee shall have the rights of a stockholder of the Company with respect to voting the shares of Restricted Stock and during the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon the Restricted Stock will be retained by the Company and will be paid to the Grantee (without interest) when the Restricted Stock vests and will revert back to the Company if for any reason the Restricted Stock, upon which such dividends or other distributions were paid, reverts back to the Company.
3.Vesting of Restricted Stock. The restrictions and conditions in this Award Agreement shall lapse on the Vesting Date or Dates specified in the following schedule, subject to the Grantee’s continued Service through such Date, except as provided in Section 4(b). If a series of Vesting Dates is specified, then the restrictions and conditions shall lapse only with respect to the incremental number of shares of Restricted Stock specified as vested on such date. If such date is not a trading date, the Vesting Date shall be the trading date immediately prior to such date.

Incremental Number (Cumulative Number) of Shares of Restricted Stock Vested	Vesting Date
[●]	[DATE]
[●]	[DATE]
[●]	[DATE]

Subsequent to such Vesting Date or Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock.
4.Effect of Termination of Service.
(a)Any unvested shares of Restricted Stock will be forfeited upon any termination of the Grantee’s Service, except as provided in Section 4(b).
(b)Notwithstanding the foregoing:
(i)Death or Disability. Any unvested shares of Restricted Stock shall be accelerated and become fully vested upon a termination of Grantee’s Service due to death or Disability.
A.“Disability” shall have the same meaning as set forth in the Grantee’s written employment agreement (or other similar written agreement) with the Company or a Subsidiary. In the absence of such a definition, “Disability” means any mental or physical condition with respect to which the Grantee qualified for and receives benefits under a long-term disability plan of the Company or Subsidiary, or in the absence of such a long-term disability plan or coverage under such plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Grantee from fulfilling the Grantee’s duties or responsibilities to the Company or a Subsidiary. If an Award is determined to be subject to Code Section 409A, then notwithstanding anything else herein to the contrary, “Disability” or “Disabled” shall mean that the Grantee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Employees, or (iii) is determined to be totally disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination of Service due to Disability has occurred.
(ii)Change of Control. If Grantee’s Service is terminated by the Company or any successor entity thereto without Cause, or Grantee resigns Grantee’s Service for Good Reason, in either case, on or within two (2) years after a Change of Control, (1) any unvested shares of Restricted Stock will become fully vested (including the lapsing of all restrictions and conditions) and (2) any shares of Stock deliverable pursuant to the Award will be delivered promptly (but no later than fifteen (15) days) following Grantee’s termination of Service.
5.Additional Provisions.
(a)Data Privacy Consent. In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information, subject to applicable law; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
(b)Incorporation of Plan. This Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, a copy of which the Grantee acknowledges having received, including, but not limited to, the powers of the Committee set forth in Section 2(b) of the Plan, the certificate and legends provisions set forth in Section 9 of the Plan, the Change of Control provisions set forth in Section 14 of the Plan, the tax withholding provisions set forth in Section 16 of the Plan, the nonassignability provisions set forth in Section 19(a) of the Plan, the insider trading policy provisions set forth in Section 19(c) of the Plan and the provisions regarding Code Section 409A set forth in Section 26 of the Plan.
(c)Tax Withholding. Except as expressly elected by the Grantee in accordance with the terms of the Plan, the Grantee’s required minimum tax withholding obligation shall be satisfied by the Grantee’s transfer to the Company such number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
(d)Entire Agreement. This Award Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.
(e)No Right to Continued Service or Future Awards. This Award Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary or with respect to any future Awards.

CAMDEN NATIONAL CORPORATION
By:    _____________________________________
Title:
The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: ______________________________	____________________________________ Grantee’s Signature

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